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                                                                      EXHIBIT 23

                             ACCOUNTANTS' CONSENT


The Board of Directors
The Netplex Group, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-19115) on Form S-8 of The Netplex Group, Inc. of our report dated April 19, 1999, relating to the consolidated balance sheets of The Netplex Group, Inc. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1998, and the related schedule, which report appears in the December 31, 1999, annual report on Form 10-K of The Netplex Group, Inc.


KPMG LLP

McLean, VA
March 30, 2000